EXHIBIT 99.1

State Bancorp, Inc. Stockholders Approve
Merger with Valley National Bancorp

Jericho, N.Y., December 5, 2011 - State Bancorp, Inc. (the “Company”) (NASDAQ–STBC), parent company of State Bank of Long Island (the “Bank”), reported that at its Special Stockholders’ Meeting held today, the Company’s Stockholders approved the merger of State Bancorp, Inc. with and into Valley National Bancorp (“Valley”).

Commenting on the Stockholders’ vote results, President and CEO Thomas M. O’Brien stated, “After accomplishing the successful multi-year turnaround of State Bancorp, Inc., we are pleased that our Stockholders have voted overwhelmingly in favor of our merger with Valley National Bancorp. The combination of these two leading companies will create a regional banking powerhouse in the New Jersey and New York metropolitan area. The merger with Valley also provides our stockholders with an attractive cash dividend and the opportunity to enjoy long term equity growth in Valley, one of the region’s premier financial institutions.  Additionally, our valued customers are expected to benefit from the improved scale of Valley’s larger balance sheet and wider product menu while continuing to receive the level of high quality service from the very same State Bank staff who so ably take care of their banking needs today. The transaction is expected to close in very early January 2012.  Information on the closing and the stock for stock exchange will be mailed to our shareholders within five days after closing.”

Corporate Information
State Bancorp, Inc. is the holding company for State Bank of Long Island.  In addition to its sixteen branches located in Nassau, Suffolk, Queens and Manhattan, the Bank maintains its corporate headquarters in Jericho.  The Bank has built a reputation for providing high-quality personal service to meet the needs of our diverse customer base which includes commercial real estate owners and developers, small to middle market businesses, professional service firms, municipalities and consumers. The Bank maintains a web site at www.statebankofli.com with corporate, investor and branch banking information.

Forward-Looking Statements and Risk Factors
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “is confident that,” and similar expressions are intended to identify forward-looking statements.  The forward-looking statements involve risk and uncertainty and a variety of factors that could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in: the failure of the Company and Valley to satisfy the closing conditions in the merger agreement, market interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, the quality and composition of the loan or investment portfolios, demand for loan products, demand for financial services in the Company’s primary trade area, litigation, tax and other regulatory matters, accounting principles and guidelines, other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing and services and those risks detailed in the Company’s periodic reports filed with the SEC.  Investors are encouraged to access the Company’s periodic reports filed with the SEC for financial and business information regarding the Company at www.statebankofli.com. The Company undertakes no obligation to publish revised events or circumstances after the date hereof.

Contact:
Anthony J. Morris, Chief Marketing &
Corporate Planning Officer
516-495-5098
amorris@statebankofli.com